EXHIBIT D

                             KERAVISION, INC.

          SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

                               June 12, 1998

                             TABLE OF CONTENTS
                                                                           Page

1. Purchase and Sale of Preferred Stock.......................................1

   1.1 Sale and Issuance of Series A Preferred Stock..........................1
   1.2 Closing; Delivery......................................................1

2. Representations and Warranties of the Company..............................1

   2.1 Organization, Good Standing and Qualification..........................2
   2.2 Capitalization.........................................................2
   2.3 Subsidiaries...........................................................3
   2.4 Authorization..........................................................3
   2.5 Valid Issuance of Securities...........................................4
   2.6 Governmental Consents..................................................4
   2.7 Litigation.............................................................4
   2.8 SEC Documents; Financial Statements....................................4
   2.9 Changes................................................................5
   2.10 Title to Properties...................................................6
   2.11 Tax Matters...........................................................7
   2.12 No Material Defaults..................................................8
   2.13 Patents and Trademarks................................................8
   2.14 No Conflict...........................................................8
   2.15 Securities Laws.......................................................8
   2.16 Business..............................................................9
   2.17 Certain Regulatory Matters............................................9
   2.18 Registration Rights...................................................9
   2.19 Disclosure............................................................9
   2.20 Solvency; No Default..................................................9
   2.21 Solvency; No Default..................................................9

3. Representations and Warranties of the Purchasers..........................10

   3.1 Authorization.........................................................10
   3.2 Purchase Entirely for Own Account.....................................10
   3.3 Disclosure of Information.............................................10
   3.4 Restricted Securities.................................................10
   3.5 No Public Market......................................................11
   3.6 Legends...............................................................11
   3.7 Accredited Investor...................................................11
   3.8 Foreign Investors.....................................................11

4. Conditions of the Purchasers' Obligations at Closing......................11

   4.1 Representations and Warranties........................................12
   4.2 Performance...........................................................12
   4.3 Compliance Certificate................................................12
   4.4 Qualifications........................................................12
   4.5 Opinion of Company Counsel............................................12
   4.6 Board of Directors....................................................12
   4.7 Investors' Rights Agreement...........................................12
   4.8 Certificate of Designation............................................12

5. Conditions of the Company's Obligations at Closing........................12

   5.1 Representations and Warranties........................................13
   5.2 Performance...........................................................13
   5.3 Qualifications........................................................13

6. Miscellaneous.............................................................13

   6.1 Survival of Warranties................................................13
   6.2 Transfer; Successors and Assigns......................................13
   6.3 Governing Law.........................................................13
   6.4 Counterparts..........................................................13
   6.5 Titles and Subtitles..................................................13
   6.6 Notices...............................................................13
   6.7 Finder's Fee..........................................................14
   6.8 Attorney's Fees.......................................................14
   6.9 Amendments and Waivers................................................14
   6.10 Severability.........................................................14
   6.11 Delays or Omissions..................................................15
   6.12 Entire Agreement.....................................................15
   6.13 Corporate Securities Law.............................................15
   6.14 Confidentiality......................................................15
   6.15 Exculpation Among Purchasers.........................................15
   6.16 Waiver of Conflicts..................................................16
   6.17 Publicity............................................................16
   6.18 Expenses; Transfer Taxes.............................................16

KERAVISION, INC.

SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

     This Series B Convertible Preferred Stock Purchase Agreement (the "Agreement") is made as of the 12th day of June, 1998 by and between KeraVision, Inc., a Delaware corporation (the "Company") and the investors listed on Exhibit A attached hereto (each a "Purchaser" and together the "Purchasers").

     The parties hereby agree as follows:

     1.      Purchase and Sale of Preferred Stock.

          1.1     Sale and Issuance of Series B Convertible Preferred Stock.

                  (a) The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Closing (as defined below) the Certificate of Designation of Rights, Preferences and Privileges of Series B Convertible Preferred Stock in the form attached hereto as Exhibit B (the "Certificate of Designation").

                  (b) Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to each Purchaser at the Closing that number of shares of Series B Convertible Preferred Stock set forth opposite each such Purchaser's name on Exhibit A attached hereto at a purchase price of $32.00 per share. The shares of Series B Convertible Preferred Stock issued to the Purchaser pursuant to this Agreement shall be hereinafter referred to as the "Stock."

          1.2     Closing; Delivery.

                  (a) The purchase and sale of the Stock shall take place at the offices of Venture Law Group, 2800 Sand Hill Road, Menlo Park, California, at 10:00 a.m., on June 12, 1998, or at such other time and place as the Company and the Purchasers mutually agree upon, orally or in writing (which time and place are designated as the "Closing").

                  (b) At the Closing, the Company shall deliver to each Purchaser a certificate, registered in such Purchaser's name, representing the Stock being purchased thereby against payment of the purchase price therefor by wire transfer to the Company's designated account or certified or cashier's check drawn on a United States bank made payable to the order of KeraVision, Inc.

    2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that, except as expressly indicated on a Schedule of Exceptions attached hereto as Exhibit C (the "Schedule of Exceptions"), which exceptions shall be deemed to be representations and warranties as if made hereunder:

          2.1 Organization, Good Standing and Qualification. Each of the Company and its subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own its property and assets and to carry on its business. The Company and its subsidiary are duly qualified to transact business and are in good standing in all jurisdictions where such qualification is required, except for such failures to be so qualified or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect on the Company or its subsidiary. For purposes of this Agreement, a "Material Adverse Effect" or a "Material Adverse Change" shall mean (i) any change in, or effect on, a specified entity that is, or is reasonably likely to be, materially adverse to the condition (financial or other), business, results of operations, prospects, assets, liabilities or operations of the entity or on the ability of the entity to consummate any of the transactions contemplated hereby, or (ii) any event or condition that would, with or without the passage of time, constitute a "Material Adverse Effect" or a "Material Adverse Change" as defined in clause (i) above. The copies of the Certificate of Incorporation and Bylaws of the Company, as amended to date, have been furnished to each Purchaser by the Company and are correct and complete as so furnished.

          2.2 Capitalization. The authorized capital of the Company will consist, immediately prior to the Closing (unless another time period is specified below), of:

                  (a) 2,000,000 shares of Preferred Stock, 30,000 shares of which have been designated Series A Preferred Stock and 662,500 shares of which have been designated Series B Convertible Preferred Stock, none of which are issued and outstanding immediately prior to the Closing, and 100,000 of which are reserved for the payment of dividends to holders of the Stock. The rights, privileges and preferences of the Series B Convertible Preferred Stock are as stated in the Certificate of Designation.

                  (b) 30,000,000 shares of Common Stock, 12,672,950 shares of which are issued and outstanding as of May 31, 1998. All of the outstanding shares of Common Stock have been duly authorized, fully paid and are nonassessable and issued in compliance with all applicable federal and state securities laws.

                  (c) The Company has reserved 2,650,000 shares of Common Stock for issuance upon conversion of the Series B Convertible Preferred Stock. The Company has reserved (i) 1,290,000 shares of Common Stock for issuance to employees and consultants of the Company pursuant to its 1995 Stock Plan duly adopted by the Board of Directors and approved by the Company stockholders (the "1995 Stock Plan"), (ii) 200,000 shares of Common Stock for issuance to employees of the Company pursuant to its 1995 Employee Stock Purchase Plan duly adopted by the Board of Directors and approved by the Company stockholders (the "ESPP"), (iii) 150,000 shares of Common Stock for issuance to employees of the Company pursuant to its 1995 Directors Stock Option Plan duly adopted by the Board of Directors and approved by the Company stockholders (the "Directors' Plan") and (iv) 300,000 shares of Common Stock for issuance to employees and consultants pursuant to its 1997 Stock Plan duly adopted by the Board of Directors (the "1997 Stock Plan"). Of such reserved shares of Common Stock, as of May 31, 1998, (i) 895,377 options to purchase shares have been granted under the 1995 Stock Plan and 504,225 shares of Common Stock remain available for issuance pursuant to the 1995 Stock Plan, (ii) 41,202 shares have been issued under the ESPP and 158,798 shares of Common Stock remain available for issuance pursuant to the ESPP, (iii) 84,500 options to purchase shares have been granted under the Directors' Plan and 85,500 shares of Common Stock remain available for issuance pursuant to the Directors' Plan, and (iv) 141,215 options to purchase shares have been granted under the 1997 Stock Plan and 184,430 shares of Common Stock remain available for issuance pursuant to the 1997 Stock Plan. No shares of Common Stock or Preferred Stock are held in the Company's treasury.

                  (d) Except for outstanding options issued pursuant to the 1995 Stock Plan, the 1997 Stock Plan, and the Director's Plan and outstanding rights to purchase shares of Common Stock pursuant to the ESPP, there are no outstanding securities, options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire, or exchangeable for or convertible into, any shares of the Company's capital stock. To the Company's knowledge, there are no outstanding stockholder agreements, voting trusts, proxies or other arrangements or understandings among the stockholders of the Company relating to the voting of their respective shares.

          2.3 Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture or partnership.

          2.4 Authorization. The Company has full power to execute, deliver and perform this Agreement and the Investors' Rights Agreement, in the form attached hereto as Exhibit D (the "Investors' Rights Agreement" and collectively with this Agreement, the "Agreements"). All corporate action on the part of the Company, its officers and directors necessary for the authorization, execution and delivery of this Agreement and the Investors' Rights Agreement, the performance of all obligations of the Company hereunder and thereunder and the authorization, sale, issuance and delivery of the Stock and the Common Stock issuable upon conversion of the Stock (together, the "Securities") has been taken or will be taken prior to the Closing, and the Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors' rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies or (ii) to the extent the indemnification provisions contained in the Investors' Rights Agreement may be limited by applicable federal or state securities laws.

          2.5 Valid Issuance of Securities. The Stock that is being issued to the Purchasers hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued and outstanding, fully paid and nonassessable, free of any liens, encumbrances, preemptive rights or rights of first refusal, and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Investors' Rights Agreement and applicable state and federal securities laws. Based in part upon the representations of the Purchasers in this Agreement and subject to the provisions of Section 2.6 below, the Stock will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Stock has been duly and validly reserved for issuance, and upon issuance in accordance with the terms of the Certificate of Designation, shall be duly and validly issued, fully paid and nonassessable, free of any liens, encumbrances, preemptive rights or rights of first refusal, and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Investors' Rights Agreement and applicable federal and state securities laws and will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Stock will be subject to the rights provided in the Company's Preferred Shares Rights Agreement dated August 18, 1997, to the extent applicable, as described therein.

          2.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the valid and lawful authorization, execution and delivery by the Company of this Agreement or the Investors' Rights Agreement, and the consummation of the transactions contemplated hereby or thereby, or for or in connection with the valid and lawful authorization, issuance, sale and delivery of the Stock and the Common Stock issuable upon conversion of the Stock in accordance with this Agreement, other than filings pursuant to Regulation D of the Securities Act of 1933, as amended (the "Securities Act"), and the qualification (or taking of such action as may be necessary to secure an exemption from qualification if available) of the offer and sale of the Stock under all applicable state securities laws, which filings and qualifications, if required, will be accomplished in a timely manner so as to comply with such qualification or exemption from qualification requirements.

          2.7 Litigation. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company and its subsidiary, currently threatened against or affecting the Company or its subsidiary, its business or its assets, nor is the Company or its subsidiary aware that there is any basis for the foregoing. Neither the Company nor its subsidiary is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company or its subsidiary currently pending or which the Company or its subsidiary intends to initiate.

          2.8 SEC Documents; Financial Statements. Each complete or partial statement, report, prospectus filed under the Securities Act of 1933, as amended ("Securities Act"), is a true and complete copy of or excerpt from such document as filed by the Company with the Securities and Exchange Commission ("SEC") (the "Security Act Documents"). The Company has timely filed all the documents that it was required to file with the SEC under the Securities Exchange Act of 1934, as amended ("Exchange Act") (the "Exchange Act Documents" and together with the Securities Act Documents, the "SEC Documents"), since the date on which its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 was filed. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and were duly and timely filed with the SEC. None of the SEC Documents as of their respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Documents (the "Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. Except as may be indicated in the notes to the Financial Statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, the Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the financial position of the Company and its subsidiary at the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

          2.9     Changes.  Since March 31, 1998, there has not been:

                  (a) any change in the assets, liabilities, financial condition or operating results of the Company or its subsidiary from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, a Material Adverse Change for the Company or its subsidiary;

                  (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, properties, prospects, or financial condition of the Company or its subsidiary;

                  (c) any waiver or compromise by the Company or its subsidiary of a valuable right or of a material debt owed to it;

                  (d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company or its subsidiary, except in the ordinary course of business and that is not material to the business, properties, prospects or financial condition of the Company;

                  (e) any material change to a material contract or agreement by which the Company or its subsidiary or any of their assets is bound or subject;

                  (f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

                  (g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

                  (h) any resignation or termination of employment of any officer or key employee of the Company or its subsidiary; and neither the Company nor its subsidiary is aware of any impending resignation or termination of employment of any such officer or key employee;

                  (i) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or its subsidiary, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

                  (j) any loans or guarantees made by the Company or its subsidiary to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

                  (k) any declaration, setting aside or payment or other distribution in respect to any of the capital stock of the Company or its subsidiary, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company or its subsidiary;

                  (l) to the Company's knowledge, any other event or condition of any character that might have a Material Adverse Effect on the Company or its subsidiary;

                  (m) any borrowing of or agreement to borrow any funds or any material liability (contingent or otherwise) incurred by the Company or its subsidiary, other than obligations incurred in the ordinary course of business and consistent with past practice;

                  (n) any issuance of any stock, bonds or other securities of the Company or its subsidiary or options, warrants or rights or agreements or commitments to purchase or issue such securities or to grant such options, warrants or rights, except for the granting of options to employees, directors and consultants in the ordinary course of business and consistent with past practice;

                  (o) any change in the accounting methods or practices followed by the Company or its subsidiary; or

                  (p) any arrangement or commitment (contingent or otherwise) by the Company or its subsidiary to do any of the things described in this Section 2.9.

     Since March 31, 1998, neither the Company nor its subsidiary has entered into any transaction or arrangement except in the ordinary course of business and consistent with past practice, or entered into any agreement (contingent or otherwise) to do so.

          2.10 Title to Properties. Except as disclosed in the Financial Statements, the Company or its subsidiary has good and marketable title to, or has a valid leasehold interest in, or a valid license for, all of the properties and assets reflected in the Financial Statements, free and clear of all mortgages, security interests, liens, restrictions or encumbrances (collectively, "Liens") other than (i) liens for taxes not yet due and payable and (ii) Liens which, individually or in the aggregate, do not materially detract from the value of the property subject thereto or materially impair the operations of the Company or its subsidiary, would not result in the occurrence of a Material Adverse Change, and which have not arisen otherwise than in the ordinary course of business.

          2.11    Tax Matters.

                  (a) All taxes, including, without limitation, income, excise, property, sales, transfer, use, franchise, payroll, employees' income withholding and social security taxes imposed or assessed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due and payable by the Company or its subsidiary, and all interest, penalties and additions thereon, whether disputed or not, have been paid in full or are adequately reserved for in the Financial Statements; all tax returns or other documents required to be filed in connection therewith have been accurately prepared and duly and timely filed, except for tax returns the non-filing of which in the aggregate would not have a Material Adverse Effect on the Company or its subsidiary; and neither the Company nor its subsidiary is the beneficiary of any extension of time within which to file any such returns. Neither the Company nor its subsidiary has been delinquent in the payment of any foreign or domestic tax, assessment or governmental charge or deposit and has no tax deficiency or claim outstanding, assessed or, to its knowledge, proposed against it, and there is no basis for any such deficiency or claim. No issues have been raised (or are currently pending) by the Internal Revenue Service or any other taxing authority in connection with any of the returns and reports referred to above, and no waivers of statutes of limitations have been given or requested with respect to the Company or its subsidiary in connection therewith. The provisions for taxes in the Financial Statements are sufficient for the payment of all accrued and unpaid federal, state, county and local taxes of the Company or its subsidiary.

                  (b) The Company is not now and has never been a "United States real property holding corporation," as defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), and Section 1.897-2(b) of the Regulations promulgated by the Internal Revenue Service, and the Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under Section 1.897-2(h) of such Regulations.

                  (c) Neither the Company nor its subsidiary is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

                  (d) The Company is not presently a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. The Company was formerly a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. As a former member of such group, the Company did not assume any tax liability or asset under a tax sharing arrangement for its share of a consolidated tax liability or a consolidated tax loss, nor was there a tax liability or asset assumed upon leaving the affiliated group.

          2.12 No Material Defaults. Each of the Company and its subsidiary is not in violation of or default under any provision of (a) its Certificate of Incorporation or Bylaws or (b) any mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise or license to which it is a party or by which it is bound or (c) any federal or state judgment, order, decree, statue, law, ordinance, rule or regulation applicable to the Company, except with respect to clauses (b) and (c) above, such violations or defaults as would not have a Material Adverse Effect on the Company.

          2.13 Patents and Trademarks. To its knowledge, and except as disclosed in the SEC Documents, the Company and its subsidiary owns or possesses sufficient legal rights to all patents, trademarks, service marks, tradenames, copyrights, trade secrets, licenses, information and proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted, without infringement of any rights of a third party. Neither the Company nor its subsidiary has received any communications alleging that it has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets or other proprietary rights or processes of any other person or entity, which violation would have a Material Adverse Effect on the Company or its subsidiary. Except as disclosed in the SEC Documents, neither the Company nor its subsidiary has granted (nor has the Company or its subsidiary licensed from a third party) any material rights to or licenses to its patents, trademarks, service marks, tradenames, copyrights, trade secrets or other proprietary rights or processes.

          2.14    No Conflict.    The execution and delivery of this Agreement
and the Investors' Rights Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, under, any provision of the Certificate of Incorporation or Bylaws of the Company or any mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statue, law, ordinance, rule or regulation applicable to the Company, its properties or assets, which conflict, violation, default or right would have a Material Adverse Effect on the Company or (ii) result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or the Securities.

          2.15 Securities Laws. Assuming that the Purchasers' representations and warranties contained in Section 3 of this Agreement are true and correct, the offer, issuance and sale of the Securities are and will be exempt from the registration and prospectus delivery requirements of the Securities Act and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

          2.16 Business. The Company and its subsidiary have complied in all respects with all federal, state, local and foreign laws, ordinances, regulations and orders applicable to the business of the Company and its subsidiary as presently or previously conducted and as proposed to be conducted, except where the noncompliance of which in the aggregate would not have a Material Adverse Effect on the Company or its subsidiary. The Company and its subsidiary have all federal, state, local and foreign governmental licenses and permits that are required for the conduct of its business as presently or previously conducted by the Company or its subsidiary, except where the noncompliance of which in the aggregate would not have a Material Adverse Effect on the Company or its subsidiary, which licenses and permits are in full force and effect, and no violations are outstanding or uncured with respect to any such licenses or permits and no proceeding is pending or, to the knowledge of the Company or its subsidiary, threatened to revoke or limit any thereof.

          2.17 Certain Regulatory Matters. There are no unfulfilled outstanding agreements with or commitments to the United States Department of Health, Food and Drug Administration (the "FDA") or any other regulatory body (domestic or foreign) of any kind or character with respect to any product sold or contemplated to be sold by the Company or its subsidiary (the "Products"); there are no adverse regulatory actions by the FDA or any other foreign or domestic regulatory body pending with respect to any Product; and neither the Company nor its subsidiary has any knowledge or information with respect to the initiation, pendency or threat by the FDA or other such regulatory body of any adverse regulatory action that could affect any of the Products.

          2.18    Registration Rights.    The Company is not presently under
any obligation and has not granted any rights to register its securities under the Securities Act with respect to any of its presently outstanding securities or any of its securities that may hereafter be issued, which rights would be implicated with respect to the registration contemplated by the Investors' Rights Agreement and which rights have not been waived by the holders thereof.

          2.19 Disclosure. Neither this Agreement, nor any other written document, certificate, instrument or statement furnished or made available in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to the Company or its subsidiary materially affecting the Company, its subsidiary or its business or the existence of which could have a Material Adverse Effect on the Company or its subsidiary, which has not been set forth in this Agreement or in the other documents, certificates, instruments or statements furnished to each Purchaser by or on behalf of the Company or its subsidiary.

          2.20 Solvency; No Default. As of this date the Company and its subsidiary have sufficient funds and cash flow to pay their debts and other liabilities as they become due, and neither the Company nor its subsidiary is in default with respect to any material debt or liability.

    3. Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company that:

          3.1 Authorization. Such Purchaser has full power and authority to enter into this Agreement. The Agreements, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies or (ii) to the extent the indemnification provisions contained in the Investors' Rights Agreement may be limited by applicable federal or state securities laws.

          3.2 Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser's representation to the Company, which by the Purchaser's execution of this Agreement, the Purchaser hereby confirms, that the Securities to be acquired by the Purchaser will be acquired for investment for the Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.

          3.3 Disclosure of Information. The Purchaser has had an opportunity to discuss the Company's business, management, financial affairs and the terms and conditions of the offering of the Stock with the Company's management and has had an opportunity to review the Company's facilities. The Purchaser understands that such discussions, as well as the Business Plan and any other written information delivered by the Company to the Purchaser, were intended to describe the aspects of the Company's business which it believes to be material. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchasers to rely thereon.

          3.4 Restricted Securities. The Purchaser understands that the Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser's representations as expressed herein. The Purchaser understands that the Securities are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale except as set forth in the Investors' Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Purchaser's control, and, subject to the Company's obligations under the Investors' Rights Agreement, which the Company is under no obligation and may not be able to satisfy.

          3.5 No Public Market. The Purchaser understands that no public market now exists for the Stock, and that the Company has made no assurances that a public market will ever exist for the Stock.

          3.6 Legends. The Purchaser understands that the Securities and any securities issued in respect of or exchange for the Securities, may bear one or all of the following legends:

                  (a) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT."

                  (b)     Any legend set forth in the Investors' Rights
Agreement.

                  (c) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

          3.7 Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

          3.8 Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), such Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Stock or any use of this Agreement, including
(i) the legal requirements within its jurisdiction for the purchase of the Stock, (ii) any foreign exchange restrictions applicable to such purchase,
(iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Stock. Such Purchaser's subscription and payment for and continued beneficial ownership of the Stock, will not violate any applicable securities or other laws of the Purchaser's jurisdiction.

    4. Conditions of the Purchasers' Obligations at Closing. The obligations of each Purchaser to the Company under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived in writing by each Purchaser:

          4.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects (disregarding for this purpose any qualifications with respect to materiality), on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

          4.2 Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

          4.3 Compliance Certificate. The Vice President, Finance and Administration and Chief Financial Officer of the Company shall deliver to the Purchasers at the Closing a certificate certifying that the conditions specified in Sections 4.1, 4.2 and 4.4 have been fulfilled.

          4.4 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Stock pursuant to this Agreement shall be obtained and effective as of the Closing.

          4.5 Opinion of Company Counsel. The Purchasers shall have received from Venture Law Group, counsel for the Company, an opinion, dated as of the Closing, in substantially the form of Exhibit E.

          4.6 Board of Directors. As of the Closing, the number of authorized directors shall be eight (8) members, and the Board shall be comprised of Charles Crocker, John R. Gilbert, Kathleen La Porte, Lawrence A. Lehmkuhl, Thomas M. Loarie, Kshitij Mohan, Arthur M. Pappas and Steven N. Weiss.

          4.7 Investors' Rights Agreement. The Company and each Purchaser shall have executed and delivered the Investors' Rights Agreement in substantially the form attached as Exhibit D.

          4.8 Certificate of Designation. The Company shall have filed the Certificate of Designation in substantially the form attached as Exhibit B with the Secretary of State of Delaware on or prior to the Closing Date, which shall continue to be in full force and effect as of the Closing Date.

    5. Conditions of the Company's Obligations at Closing. The obligations of the Company to each Purchaser under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived in writing:

          5.1 Representations and Warranties. The representations and warranties of each Purchaser contained in Section 3 shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

          5.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchasers on or prior to the Closing shall have been performed or complied with in all material respects.

          5.3 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Stock pursuant to this Agreement shall be obtained and effective as of the Closing.

    6.      Miscellaneous.

          6.1 Survival of Warranties. Unless otherwise set forth in this Agreement, the warranties, representations and covenants of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement for a period of two (2) years following the Closing and shall in no way be affected by an investigation of the subject matter thereof made by or on behalf of the Company or any such Purchaser.

          6.2 Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          6.3 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

          6.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

          6.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          6.6 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax, or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party's address as set forth on the signature page or Exhibit A hereto, or as subsequently modified by written notice, and (a) if to the Company, with a copy to Edmund S. Ruffin, Jr., Venture Law Group, 2800 Sand Hill Road, Menlo Park, CA 94025 or (b) if to the Purchasers, with a copy to Scott Dettmer, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, 155 Constitution Drive, Menlo Park, California 94025 and to Office of the General Counsel, Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.

          6.7 Finder's Fee. Except for the fees and expenses owed by the Company to Cowen & Company, each party represents that it neither is nor will be obligated for any finder's fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

          6.8 Attorney's Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Agreements, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          6.9 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of (i) the Company, (ii) the holders of a majority of the shares of Common Stock issuable or issued upon conversion of the Stock and each Purchaser adversely affected in a manner different than the other Purchasers and (iii) Johnson & Johnson Development Corporation if its obligations hereunder are materially increased by such amendment. Any amendment or waiver effected in accordance with this Section
6.9 shall be binding upon the Purchasers and each transferee of the Stock (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Company.

          6.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then
(a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and
(c) the balance of the Agreement shall be enforceable in accordance with its terms.

          6.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

          6.12 Entire Agreement. This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

          6.13 Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

          6.14 Confidentiality. Each party hereto agrees that, except with the prior written permission of the other party, and except as any Purchaser may be required to disclose under ERISA, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties to which such party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder or the ownership of Stock purchased hereunder. The provisions of this Section 6.14 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transactions contemplated hereby.

          6.15 Exculpation Among Purchasers. Each Purchaser acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities, except as provided in the Investors' Rights Agreement.

          6.16 Waiver of Conflicts. Each party to this Agreement acknowledges that Venture Law Group, counsel for the Company, has in the past performed and may continue to perform legal services for certain of the Purchasers in matters unrelated to the transactions described in this Agreement, including the representation of such Purchasers in venture capital financings and other matters. Accordingly, each party to this Agreement hereby
(a) acknowledges that they have had an opportunity to ask for information relevant to this disclosure; and (b) gives its informed consent to Venture Law Group's representation of certain of the Purchasers in such unrelated matters and to Venture Law Group's representation of the Company in connection with this Agreement and the transactions contemplated hereby.

          6.17 Publicity. No party shall originate any publicity, news release or other public announcement, written or oral (a "Release"), whether relating to the performance under this Agreement or the existence of any arrangement between the parties, without the prior written consent of the other parties, except where such Release is required by law (in which event, the Purchasers shall be consulted by the Company in connection with any such Release prior to its release and shall be provided with a copy thereof); provided that the parties hereby agree that a Release substantially in the form attached hereto as Exhibit F shall be released by the Company as promptly as practicable following the execution of this Agreement.

          6.18 Expenses; Transfer Taxes. Upon closing, the Company shall reimburse the reasonable fees and expenses of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, L.L.P., not to exceed $20,000, incurred in connection with all transactions leading up to and including the Closing. Except as provided in the foregoing sentence, each party shall pay its own fees and expenses (including the fees of any attorneys, accountants, investment bankers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated. Notwithstanding the foregoing, the Company shall pay, and shall indemnify and hold harmless the Purchasers from and against, all sales, use, transfer or similar taxes imposed as a result of the transactions contemplated by this Agreement.

                         [Signature Page Follows]

          The parties have executed this Series B Convertible Preferred Stock Purchase Agreement as of the date first written above.

                                            COMPANY:

                                            KeraVision, Inc.

                                            By:  /s/Mark Fischer-Colbrie
                                               -------------------------------
                                            Name: Mark Fischer-Colbrie
                                                 -----------------------------
                                                           (print)

                                            Title: VP Finance/Admin; CFO
                                                  ----------------------------


                                            PURCHASERS:

                                            DLJ Capital Corp.


                                            By: /s/Kathleen D. LaPorte
                                               -------------------------------

                                            Name:  Kathleen D. LaPorte
                                                 -----------------------------

                                            Title:   General Partner and
                                                           Attorney in Fact
                                                  ----------------------------

                                            DLJ ESC II, L.P.
                                            By:  DLJ LBO Plans Management
                                            Corporation
                                            Its:  Manager

                                            By: /s/Kathleen D. LaPorte
                                               -------------------------------

                                            Name:  Kathleen D. LaPorte
                                                 -----------------------------

                                            Title: Attorney In Fact
                                                  ----------------------------

                                            Sprout Capital VIII, L.P.
                                            By: DLJ Capital Corp.
                                            Its: Managing General Partner

                                            By:/s/Kathleen D. LaPorte
                                               -------------------------------

                                            Name:  Kathleen D. LaPorte
                                                 -----------------------------

                                            Title:  General Partner and
                                                           Attorney in Fact
                                                  ----------------------------


                                            Sprout Venture Capital, L.P.
                                            By: DLJ Capital Corp.
                                            Its: Managing General Partner

                                            By:  /s/Kathleen D. LaPorte
                                               -------------------------------

                                            Name:  Kathleen D. LaPorte
                                                 -----------------------------

                                            Title:  General Partner and
                                                           Attorney in Fact
                                                  ----------------------------

                                            The Sprout CEO Fund, L.P.
                                            By: DLJ Capital Corp.
                                            Its: General Partner

                                            By:  /s/Kathleen D. LaPorte
                                               -------------------------------

                                            Name:  Kathleen D. LaPorte
                                                 -----------------------------

                                            Title:  General Partner and
                                                           Attorney in Fact
                                                  ----------------------------

                                            Johnson & Johnson Development
                                            Corporation

                                            By: /s/Blair M. Flicker
                                               -------------------------------

                                            Name: Blair M. Flicker
                                                 -----------------------------

                                            Title: Vice President
                                                  ----------------------------

                                            GMI/DRI INVESTMENT TRUST

                                            By: /s/David B. Van Benschoten
                                               -------------------------------

                                            Name:   David B. Van Benschoten
                                                 -----------------------------

                                            Title: Executive Secretary -
                                                     Benefit Finance Committee
                                                     of General Mills,
                                                     Inc. as Named
                                                     Financial Fiduciary
                                                  ----------------------------

                                            Special Situations Private
                                            Equity Fund, LP

                                            By: /s/Austin Marxe
                                               -------------------------------

                                            Name:  Austin Marxe
                                                 -----------------------------

                                            Title:  Managing Director
                                                  ----------------------------

                                            Special Situations Fund III, LP

                                            By: /s/Austin Marxe
                                               -------------------------------

                                            Name:  Austin Marxe
                                                 -----------------------------

                                            Title: Managing Director
                                                  ----------------------------

                                            Special Situations Cayman Fund, LP

                                            By: /s/Austin Marxe
                                               -------------------------------

                                            Name: Austin Marxe
                                                 -----------------------------

                                            Title:  Managing Director
                                                  ----------------------------

                                    EXHIBITS


Exhibit A -       Schedule of Purchasers

Exhibit B -       Form of Certificate of Designation of Incorporation

Exhibit C -       Schedule of Exceptions to Representations and Warranties

Exhibit D -       Form of Investors' Rights Agreement

Exhibit E -       Form of Legal Opinion of Venture Law Group

Exhibit F -       Form of Press Release





                                             Number of     Purchase
Purchaser                                    Shares        Price
------------------------------------------- ------------- ---------------

DLJ Capital Corporation                        4,987            $159,584
3000 Sand Hill Road, Bldg. 3, Suite 170
Menlo Park, CA 94025
Phone: (650) 234-2700
Fax: (650) 234-2779

DLJ ESC II, L.P.                              31,791          $1,017,312
3000 Sand Hill Road, Bldg. 3, Suite 170
Menlo Park, CA 94025
Phone: (650) 234-2700
Fax: (650) 234-2779

Sprout Capital VIII, L.P.                    317,715         $10,166,880
3000 Sand Hill Road,
Bldg. 3, Suite 170
Menlo Park, CA 94025
Phone: (650) 234-2700
Fax: (650) 234-2779

Sprout Venture Capital, L.P.                  19,063            $610,016
3000 Sand Hill Road, Bldg. 3, Suite 170
Menlo Park, CA 94025
Phone: (650) 234-2700
Fax: (650) 234-2779

The Sprout CEO Fund, L.P.                      1,444             $46,208
3000 Sand Hill Road, Bldg. 3, Suite 170
Menlo Park, CA 94025
Phone: (650) 234-2700
Fax: (650) 234-2779

Johnson & Johnson Development                 93,750          $3,000,000
Corporation
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933
Attn: President

GMI/DRI INVESTMENT TRUST                      31,250          $1,000,000
P.O. Box 1113
Minneapolis, MN 55440
CED: No. 136
(612) 540-3289
(612) 540-7384
Attn: Daralyn Peifer

Special Situations Private Equity Fund, LP    31,250          $1,000,000
153 E. 53rd Street
New York, New York 10022
Attn: Mr. Steve Becker

Special Situations Fund III, LP               23,437            $749,984
153 E. 53rd Street
New York, New York 10022
Attn: Mr. Steve Becker

Special Situations Cayman Fund, LP             7,813            $250,016
CIBC Bank
Edward Street
P.O. Box 694
Grand Cayman, Cayman Islands
British West Indies
Attn: Mr. Scott Summerville

                            Total            562,500         $18,000,000